UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 26, 2010

CULLEN AGRICULTURAL HOLDING CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53806	27-0863248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1431 N Jones Plantation Road, Millen, Georgia	30442
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 621-6737

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

As previously announced, on July 26, 2010, Cullen Agricultural Holding Corp. (the “Company”) entered into a Sales Contract (“Agreement”) with Wilbert Roller (“Buyer”) pursuant to which the Company will sell to Buyer approximately 1,070 acres of land for $2 million.  The number of acres being sold represents approximately 35% of the acres of land owned by the Company.

The Agreement was subject to certain closing conditions including the Buyer obtaining commercially reasonable financing within 45 days from the date of execution of the Agreement.  On September 16, 2010, the Company and the Buyer agreed to amend the terms of the Agreement, effective as of September 9, 2010, to provide that the Buyer now has until October 8, 2010 to obtain commercially reasonable financing for the purchase of the land.

It is anticipated that the closing of the purchase will take place no later than 60 days after the Buyer obtains the necessary financing for the purchase.

Item 8.01.    Other Events.

As previously announced, the Company has been in the process of attempting to obtain land development financing secured by the property it owns and operates to support its working capital needs and implement its business plan. However, due to the recent performance of farming operations in the region, as well as the general economic downturn, financial institutions have been unwilling to provide such financing. As a result, the Company has been unable to obtain the necessary funding to support the implementation of its business plan at this time. Accordingly, the Company has sold portions of its unused land, reduced salaries paid to its employees and curtailed operations in order to raise capital and reduce operating expenses. In connection therewith, the Company has recently entered into an additional sales contract to sell approximately 100 acres of land for approximately $170,000, representing approximately 4% of the acreage owned by the Company.  The sale is anticipated to close on September 22, 2010.  The Company intends to use substantially all of the proceeds from the sale of the land to repay a portion of the existing promissory note held by Cullen Inc. Holdings Ltd., an affiliate of Eric J. Watson, the Company’s Chief Executive Officer, currently in the amount of $4.1 million.

The Company continues to explore all financing and strategic alternatives available to it, including the possibility of disposing of or leasing additional portions of its land in order to continue to support its working capital needs or alternatively to retire certain of its outstanding debt to reduce its interest obligations. The Company will also explore alternative opportunities available to it outside the agricultural space and its current business plan in an effort to maximize shareholder value.  There is no assurance, however, that the Company will be successful in any of such efforts. If the Company is unable to secure additional financing or find another alternative, the Company will not have sufficient capital to implement its business plan and may be forced to suspend all operations until such time as capital or another alternative is available to it.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2010

CULLEN AGRICULTURAL HOLDING CORP.

	By:	/s/ Eric J. Watson
	Name:	Eric J. Watson
	Title:	Chief Executive Officer